Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER FISCAL 2024 AND DECLARES QUARTERLY CASH DIVIDEND

First Quarter Highlights

•
Net sales of $52.6 million were down $15.0 million, or 22.2% from last year’s first quarter primarily due to a near-term reduction in sales to semiconductor wafer fab customers, and a timing-related reduction in ultracapacitor module sales to replace lead acid batteries in existing wind turbines. A challenging economic backdrop accounted for the remainder of the year-over-year decline in sales.
•
Backlog totaled $148.1 million in the first quarter versus $160.4 million at the end of the fourth quarter of fiscal 2023.
•
Gross margin was 32.8% of net sales for the first quarter of fiscal 2024, compared to 34.1% in the prior year’s first quarter. The decrease was driven primarily by a less profitable mix of sales. Gross margin increased 4.9 percentage points from the fourth quarter of fiscal 2023 because of improved product mix.
•
Operating income was $1.5 million in the first quarter of fiscal 2024 compared to $8.8 million for the first quarter of fiscal 2023.
•
Income tax provision was $0.4 million or an effective tax rate of 23.7% for the first quarter of fiscal 2024 versus income tax provision of $2.1 million or an effective tax rate of 25.0% in last year’s first quarter.
•
Earnings per common share (diluted) were $0.09 compared to earnings per common share (diluted) of $0.45 in the first quarter of fiscal 2023.
•
The Company’s balance sheet remains strong with no debt outstanding, and cash and investments of $24.1 million as of September 2, 2023.

LaFox, IL, OCTOBER 11, 2023: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended September 2, 2023. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“As expected, our first quarter results were challenged primarily by weaker demand from our semiconductor wafer fab customers and lower sales of power modules for existing wind turbines. While we expect the semiconductor wafer fab market to remain difficult until the third quarter of calendar 2024, we expect to see improving sales trends within our GES business in the coming quarters. Our confidence in our GES business is reflected in our current pipeline of existing projects and new sales opportunities globally. These opportunities include expected sales in the second half of this fiscal year for our power management systems for wind turbines and electric locomotives applications,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“As we wait for certain of our global markets to improve and several large sales opportunities to close, we are focused on controlling costs and operating expenses, improving our operating cash flow through prudent working capital management, and investing in large, multi-year sales opportunities within our GES business. While the near-term macro-economic environment remains uncertain, we are confident in the direction we are headed and the long-term growth strategies we are pursuing to drive higher margin, and higher sales of engineered solutions to a growing number of global customers,” concluded Mr. Richardson.

First Quarter Results

Net sales for the first quarter of fiscal 2024 decreased 22.2% to $52.6 million compared to net sales of $67.6 million in the prior year’s first quarter due to lower net sales in PMT, GES, Canvys and Healthcare. PMT sales decreased $9.6 million or 21.2% from last year’s first quarter primarily due to lower sales of manufactured products for our semiconductor wafer fabrication equipment customers. Net sales for GES decreased $4.1 million from last year’s first quarter primarily due to lower sales of ultracapacitor modules for wind turbines; replacement of lead acid batteries in existing wind turbines is often project-based and timing is difficult to predict. Canvys sales decreased by $0.5 million or 5.0% primarily due to lower customer demand in North America. Richardson Healthcare sales decreased $0.7 million or 22.1% primarily due to lower demand in the quarter for parts and equipment.

Gross margin was 32.8% of net sales during the first quarter of fiscal 2024, compared to 34.1% during the first quarter of fiscal 2023. PMT gross margin decreased to 32.2% from 34.3% due to product mix and manufacturing under absorption. Healthcare gross margin decreased to 31.6% in the first quarter of fiscal 2024 compared to 36.7% in the prior year’s first quarter as a result of an increase in scrap expense and manufacturing under absorption. GES gross margin increased to 36.0% from 35.5% due to product mix. Canvys margin increased to 34.0% from 31.4% because of product mix and lower freight costs.

Operating expenses were $15.8 million compared to $14.2 million in the first quarter of fiscal 2023. The increase in operating expenses resulted from higher employee compensation expenses, primarily salaries.

The Company reported operating income of $1.5 million for the first quarter of fiscal 2024 compared to operating income of $8.8 million in the prior year’s first quarter. Other income for the first quarter of fiscal 2024, including interest income and foreign exchange, was $0.1 million, compared to other expense of $0.3 million in the first quarter of fiscal 2023.

Income tax provision was $0.4 million or a 23.7% effective tax rate versus an income tax provision of $2.1 million or a 25.0% effective tax rate in the prior year’s first quarter.

Net income for the first quarter of fiscal 2024 was $1.2 million compared to net income of $6.3 million in the first quarter of fiscal 2023. Earnings per common share (diluted) were $0.09 in the first quarter of fiscal 2024 compared to earnings per common share (diluted) of $0.45 in the first quarter of fiscal 2023.

Cash and investments were $24.1 million as of September 2, 2023 versus $25.0 million on May 27, 2023. The use of cash during the first quarter of fiscal 2024 primarily resulted from $1.1 million of capital expenditures related to our facilities, manufacturing business, and IT system.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 29, 2023, to common stockholders of record as of November 10, 2023.

CONFERENCE CALL INFORMATION

On Thursday, October 12, 2023, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter fiscal 2024 results. A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on October 12, 2023, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 31, 2023, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	September 2, 2023	May 27, 2023
Assets
Current assets:
Cash and cash equivalents	$24,124	$24,981
Accounts receivable, less allowance of $197 and $191, respectively	25,578	30,067
Inventories, net	113,597	110,402
Prepaid expenses and other assets	2,270	2,633
Total current assets	165,569	168,083
Non-current assets:
Property, plant and equipment, net	21,030	20,823
Intangible assets, net	1,830	1,892
Right of Use lease asset	2,346	2,457
Deferred income taxes	4,525	4,526
Other non-current assets	216	267
Total non-current assets	29,947	29,965
Total assets	$195,516	$198,048
Liabilities
Current liabilities:
Accounts payable	$21,188	$23,535
Accrued liabilities	10,900	12,026
Lease liability current	1,076	1,028
Total current liabilities	33,164	36,589
Non-current liabilities:
Non-current deferred income tax liabilities	98	98
Lease liability non-current	1,270	1,429
Other non-current liabilities	630	612
Total non-current liabilities	1,998	2,139
Total liabilities	35,162	38,728
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 12,225 shares on September 2, 2023 and 12,140 shares on May 27, 2023	611	607
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,052 shares on September 2, 2023 and 2,052 shares on May 27, 2023	103	103
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	71,638	70,951
Retained earnings	87,428	87,044
Accumulated other comprehensive income	574	615
Total stockholders equity	160,354	159,320
Total liabilities and stockholders’ equity	$195,516	$198,048

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	September 2, 2023	August 27, 2022
Net sales	$52,581	$67,557
Cost of sales	35,317	44,530
Gross profit	17,264	23,027
Selling, general and administrative expenses	15,792	14,248
Operating income	1,472	8,779
Other (income) expense:
Investment/interest income	(71)	(25)
Foreign exchange (gain) loss	(97)	374
Other, net	32	(2)
Total other (income) expense	(136)	347
Income before income taxes	1,608	8,432
Income tax provision	381	2,108
Net income	1,227	6,324
Foreign currency translation loss, net of tax	(41)	(2,315)
Comprehensive income	$1,186	$4,009

Net income per share:
Common shares - Basic	$0.09	$0.47
Class B common shares - Basic	0.08	0.42
Common shares - Diluted	0.09	0.45
Class B common shares - Diluted	0.08	0.40

Weighted average number of shares:
Common shares - Basic	12,171	11,715
Class B common shares - Basic	2,052	2,053
Common shares - Diluted	12,539	12,331
Class B common shares - Diluted	2,052	2,053

Dividends per share:
Common share	0.060	0.060
Class B common share	0.054	0.054

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	September 2, 2023	August 27, 2022
Operating activities:
Net income	$1,227	$6,324
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	998	883
Inventory provisions	85	71
Share-based compensation expense	483	311
Deferred income taxes	(5)	1
Change in assets and liabilities:
Accounts receivable	4,462	(3,496)
Inventories	(3,151)	(10,468)
Prepaid expenses and other assets	409	(1,199)
Accounts payable	(2,365)	1,495
Accrued liabilities	(1,124)	2,209
Other	(4)	638
Net cash provided by (used in) operating activities	1,015	(3,231)
Investing activities:
Capital expenditures	(1,141)	(1,442)
Net cash used in investing activities	(1,141)	(1,442)
Financing activities:
Proceeds from issuance of common stock	327	1,385
Cash dividends paid on Common and Class B Common shares	(843)	(819)
Other	(119)	(69)
Net cash (used in) provided by financing activities	(635)	497
Effect of exchange rate changes on cash and cash equivalents	(96)	(686)
Decrease in cash and cash equivalents	(857)	(4,862)
Cash and cash equivalents at beginning of period	24,981	35,495
Cash and cash equivalents at end of period	$24,124	$30,633

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2024 and 2023

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q1 FY 2024		Q1 FY 2023	% Change
PMT	$35,744		$45,354	-21.2%
GES	4,394		8,511	-48.4%
Canvys	9,889		10,413	-5.0%
Healthcare	2,554		3,279	-22.1%
Total	$52,581		$67,557	-22.2%

Gross Profit
	Q1 FY 2024	% of Net Sales	Q1 FY 2023	% of Net Sales
PMT	$11,511	32.2%	$15,535	34.3%
GES	1,580	36.0%	3,022	35.5%
Canvys	3,365	34.0%	3,266	31.4%
Healthcare	808	31.6%	1,204	36.7%
Total	$17,264	32.8%	$23,027	34.1%